EXHIBIT 23.c





The Joint Venture Board
Superior Recycled Fiber Industries

We consent to the inclusion of our report dated August 4, 1995, with respect to the balance sheets of Superior Recycled Fiber Industries as of June 30, 1995 and December 31, 1994, and the related statements of operations and joint ventures' loss, joint venture capital, and cash flows for the six-month period ended June 30, 1995 and the period from inception (May 28, 1993) through December 31, 1994, which report appears in the Form 8-K/A of Consolidated Papers, Inc. dated September 13, 1995.



                                                       /s/ KPMG Peat Marwick LLP
                                                       KPMG Peat Marwick LLP




Minneapolis, Minnesota
September 13, 1995